UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 February 22, 2018

BAR HARBOR BANKSHARES
(Exact name of Registrant as specified in its Charter)

Maine	001-13349	01-0393663
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

PO Box 400 82 Main Street Bar Harbor, Maine (Address of principal executive offices)	04609-0400 (Zip Code)

Registrant’s telephone number, including area code: (207) 288-3314

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2018, Bar Harbor Bankshares (the “Company”) and Bar Harbor Bank & Trust (the “Bank”) entered into a new employment agreement (the “Employment Agreement”) with Curtis C. Simard, President and Chief Executive Officer of the Company and the Bank (together, the “Employer”) in order to retain Mr. Simard in such positions and supersede the terms of Mr. Simard’s current employment agreement with the Employer.

The term of the Employment Agreement is three years from January 1, 2018, with automatic one-year renewals each January 1st thereafter unless the Employer elects not to extend the term of the Employment Agreement by providing Mr. Simard with 90 days’ written notice. The Employment Agreement includes certain restrictive covenants with respect to competition with us and non-solicitation of our customers and employees that apply during the term of the Employment Agreement and for a period of one-year following Mr. Simard’s termination of employment, the geographic scope of which has been expanded to cover a fifty air miles radius of any location where the Employer maintains an office as of the date of the termination of employment.

Under the terms of the Employment Agreement, Mr. Simard is entitled to receive an annual base salary of $605,000, which amount is not subject to automatic increase, but will be reviewed annually, and further provides that his base compensation will not be reduced downward during the term of the Employment Agreement. Mr. Simard will be eligible to continue to participate in our annual incentive and long-term incentive plans approved by the Board and in our medical, dental, disability, retirement, life insurance, and other employee benefit plans.

If Mr. Simard’s employment is terminated by the Employer without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), Mr. Simard is entitled to receive, in addition to accrued benefits, (i) a lump sum payment equal to the base compensation that would have been paid during the remaining unexpired term of the Employment Agreement, (ii) insurance continuation for the greater of the remaining unexpired term of the Employment Agreement or the duration of COBRA coverage, (iii) payment of a pro-rated amount of any incentive compensation earned for the calendar year of termination, and (iv) immediate vesting of all time-based equity awards and vesting at target of all performance-based equity awards.  In addition, if Mr. Simard’s employment is terminated by the Employer without cause or he resigns for good reason within six months prior to or within twelve months following a change in control of our Company (as defined in the Employment Agreement), then, in addition to accrued benefits, he is entitled to receive (i) a lump sum payment equal to three times his base compensation and target bonus in effect during the year of termination, (ii) insurance continuation for three years, (iii) payment of a pro-rated amount of any incentive compensation earned for the calendar year of termination, and (iv) immediate vesting of all time-based equity awards and vesting at target of all performance-based equity awards.  If the payment of the severance benefits upon a change in control is determined to constitute an “excess parachute payment” under Code Section 280G, then the payments will be reduced so that no portion of the severance benefits will be non-deductible to the Employer or will be subject to excise taxes.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated as of February 22, 2018, between Bar Harbor Bankshares, Bar Harbor Bank & Trust and Curtis C. Simard.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Bar Harbor Bankshares

Date: February 22, 2018	By:	/s/ Josephine Iannelli
Josephine Iannelli
EVP & Chief Financial Officer